EXHIBIT 99.1

NEWS RELEASE
For Immediate Release	Contact: Patrick J. Lawlor
(925) 328-4656	Vice President Finance/Chief Financial Officer

Giga-tronics Announces Sales VP Intent to Resign

San Ramon, CA – January 17, 2012 - Giga-tronics Incorporated (NASDAQ: GIGA) announced that Malcolm E. Levy, Executive Vice President of Sales, advised the Corporation of his intention to resign his position in order to pursue another opportunity with a private company.  His resignation will be effective January 27th, 2012.

In making the announcement, Giga-tronics CEO John Regazzi stated, “Malcolm has done an outstanding job at Giga-tronics and will be missed.  Since joining the Company in 2008, he has brought tremendous energy and commitment to our sales function.  I share Malcolm’s excitement for his new direction and I sincerely wish him much success in his new endeavor.”

The Corporation is commencing a search for a replacement executive sales manager.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, backlog, shipments and the likelihood of realizing certain tax benefits.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 26, 2011, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.